Exhibit 99.1

FOR IMMEDIATE RELEASE

Hospitality Industry Veteran Tina Stehle Leaves Agilysys

ATLANTA—April 4, 2012—Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative information technology and hospitality software solutions, today announced that hospitality industry veteran Tina Stehle is leaving the Company to pursue other career interests, effective April 30.

Stehle joined Agilysys in 2004 as a result of the Company’s acquisition of Inter-American Data, where she served as vice president of software services. At Agilysys, she served as senior vice president and general manager of the hospitality division before becoming chief operating officer for the Company.

“Ms. Stehle has more than 22 years of continuous service in the hospitality industry, and I thank her for her leadership,” said Jim Dennedy, president and CEO of Agilysys. “She has served our staff, our customers and our shareholders with dignity and integrity.”

About Agilysys

Agilysys is a leading developer and marketer of enterprise software, services and solutions to the hospitality and retail industries. The Company specializes in market-leading point-of-sale, property management, inventory & procurement and mobile & wireless solutions that are designed to streamline operations, improve efficiency and enhance the consumer’s experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery stores, convenience stores, general & specialty retail businesses and partners. Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.

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PR Contact:

Beth McClure, Agilysys, 805-692-6356, beth.mcclure@agilysys.com